Exhibit 99.1

CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424

FOR IMMEDIATE RELEASE
INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS SECOND QUARTER 2005 RESULTS

NET INCOME
$76 Million in Q2 05 (-9% vs. Q2 04)
$156 Million in 6M 05 (-7% vs. 6M 04)

ORIGINATIONS (PRESENT VALUE)
$213 Million in Q2 05 (-21% vs. Q2 04)
$406 Million in 6M 05 (-11% vs. 6M 04)

New York, New York, August 9, 2005 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced second-quarter 2005 net income of $75.5 million, 9.2% lower than in last year’s comparable period due to negative adjustments from marking insured credit default swaps (CDS) to fair value, partially offset by net realized foreign exchange gains in the investment portfolio.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Income	$75.5	$83.2	$155.6	$167.3
Less fair-value adjustments for insured credit default swaps, net of taxes (1)	(11.8)	3.3	(13.4)	13.6
Operating Earnings (1)	$87.3	$79.9	$169.0	$153.7

(1)                                  For definitions, see below, “Analysis of Financial Results — Operating Earnings.”   Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Company increased second-quarter operating earnings 9.3% over the result in the same period of 2004.  Six-month operating earnings increased 10.0% over last year’s comparable result.  See “Analysis of Financial Results” below for further discussion of net income and operating earnings.

Shareholders’ equity (book value) was $2.7 billion and non-GAAP adjusted book value (ABV) was $3.9 billion at June 30, 2005.  Over the past 12 months, after taking dividends into account, ABV grew

15.1% excluding investment portfolio unrealized capital gains and losses and 17.8% including such gains and losses.  The Company’s management considers ABV to be a reasonable measure of the Company’s intrinsic value, exclusive of franchise value, and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.  See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to the GAAP measure shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, reached $213.2 million in the second quarter of 2005, 21.0% lower than in that quarter of 2004.  For the first six months, PV originations decreased 11.2% to $405.9 million.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: “In light of the current highly competitive and narrow-spread environment, FSA had a satisfactory quarter.  We found a number of significant opportunities across our three core markets to add high-quality business that put our capital to use at attractive returns.

“While new originations have remained strong, we experienced a decline in net earned premiums exclusive of refundings.  This was due to a mix-shift toward longer average life asset-backed and mortgage-backed transactions combined with the rapid runoff of shorter term residential net interest margin (residential NIM) securitizations.  Our newer originations should create a more stable base for future earned premium growth, stemming this short-term decline in earned premiums,” he said.

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$28.7	$22.9	$49.7	$42.1
PV originations (dollars in millions) (1)	213.2	270.0	405.9	457.2

(1)                                  Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as the net of estimated interest to be received on the investments and estimated interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs), discounted to present value.  The discount rate was 5.30% in 2005 and 5.62% in 2004 for all originations.  PV premiums originated, PV NIM originated and PV originations are non-GAAP measures.  Management believes that by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period.  For further discussion, see “Non-GAAP Measures” below.  For a reconciliation of PV premiums originated to gross premiums written, see below, “Analysis of Financial Results — Premiums.”

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$17.9	$12.6	$30.2	$23.5
PV premiums originated (dollars in millions)	91.1	136.0	167.9	225.4

Refundings drove municipal new-issue market volume to a record $210.2 billion in the first half of 2005, 10.7% higher than in last year’s first half.  Insurance penetration was approximately 61%, compared with 54% in last year’s comparable period.  In this environment, FSA insured approximately 24% of the par amount of insured new issues sold year-to-date.

Including both primary and secondary U.S. municipal obligations with closing dates in the second quarter, the par amount insured by FSA increased 42.4%.  Although non-GAAP PV premiums originated decreased 33.0%, higher credit quality and lower rating agency capital charges produced attractive returns.  The increase in par insured primarily reflected higher volume in the general obligation, other tax-backed, utility and transportation sectors. Tight spreads, arising from low interest rates, and fewer opportunities to insure health care and other high-premium issues combined to produce the decline in PV premiums.  For the first half, FSA’s U.S. municipal par originated increased 28.3%, and PV premiums originated declined 25.5%.

U.S. ASSET-BACKED ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$8.4	$8.2	$12.6	$13.3
PV premiums originated (dollars in millions)	59.0	49.9	119.8	84.8

Second-quarter U.S. asset-backed originations increased 3.0% in par volume and 18.2% in PV premiums originated.  Temporary spread widening during the quarter created a window of opportunity in the pooled corporate sector, where premium rates were especially attractive for Super Triple-A credit default swaps with relatively longer average lives. Consumer finance originations also increased.  In residential mortgage finance, PV premiums declined primarily due to a decline in residential NIM securitizations, partly offset by growth in the home equity line of credit (HELOC) sector.  For the first half, U.S. asset-backed par insured decreased 5.4% and the related PV premiums originated increased 41.3%.  As previously disclosed, amendments to certain existing transactions at the request of issuers produced additional PV premiums during the first quarter without any corresponding increase in par insured.

INTERNATIONAL ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$2.4	$2.1	$6.9	$5.3
PV premiums originated (dollars in millions)	41.8	66.9	84.1	114.3

FSA’s second-quarter international par insured increased 11.8%, and PV premium production decreased 37.6%.  The growth in par insured came from Triple-A and Super Triple-A CDOs, which tend to have shorter terms and lower PV premiums relative to par than public infrastructure transactions.  In the public infrastructure sector, where quarter over quarter variations are common because transactions tend to have long lead times, originations declined versus last year’s second quarter. FSA is mandated on several high-premium infrastructure transactions scheduled to close this year. For the first half, international par insured increased 31.6%, and international PV premiums decreased 26.4%.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Gross PV NIM originated (dollars in millions)	$21.3	$17.2	$34.1	$32.7

Non-GAAP PV NIM originated in the financial products segment increased 23.9% for the second quarter, as demand for FSA-insured GICs remained strong and, on the investment side, asset-backed spreads widened slightly.  The Company took the opportunity to acquire some longer term Triple-A assets while continuing to avoid mezzanine positions.  The GIC investment portfolio remains very liquid, with a significant portion in short-dated, Triple-A floating-rate instruments.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Second-quarter net income decreased 9.2% to $75.5 million from $83.2 million in the second quarter of 2004.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income.

NOTEWORTHY ITEMS INCLUDED IN NET INCOME
(All items shown net of taxes. Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Premiums from refundings and accelerations (1)	$8.5	$8.5	$13.8	$12.5
Realized gains (losses), net	—	(1.9)	(0.7)	(1.5)
Realized gains from assets acquired in refinancing transactions, net	(0.1)	—	3.4	—
Realized foreign exchange gain from sale of investments, net (2)	7.8	(0.1)	7.7	0.3
Equity-based compensation (1) (3)	(8.3)	(7.1)	(15.9)	(14.4)
Equity in earnings of SPS (4)	(0.1)	0.1	(0.6)	0.3
Dividends received from and equity in earnings of XLFA (5)	1.8	9.2	3.9	13.2
Return of supplemental premiums (6)	(1.3)	—	(1.3)	—
Reassumption of risk (7)	0.7	—	0.7	—
Profit commission (8)	1.0	—	1.0	—
Fair-value adjustments for insured CDS (9)	(11.8)	3.3	(13.4)	13.6

(1)                                  Net of deferred acquisition cost amortization.

(2)                                  The Company sold approximately $127 million of sterling-denominated bonds during the second quarter of 2005, which resulted in a foreign exchange gain of $11.9 million before taxes, recorded in other income.

(3)                                  The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.

(4)                                  SPS Holding Corp. (SPS) is a mortgage servicing holding company in which the Company owns a minority interest.  Due to the proposed sale of SPS, the Company is no longer eligible for a dividends received deduction and therefore recorded additional tax expense of $1.6 million in the first quarter to reverse the inception-to-date tax benefit.  At June 30, 2005, the Company’s interest in SPS had a book value of $51.2 million.

(5)                                  The Company owns preferred shares of XL Financial Assurance Ltd (XLFA), a financial guaranty insurance company.  XLFA reinsures business originated by FSA and other financial guarantors.  In the fourth quarter of 2004, the Company began to account for its investment in XLFA as an equity security. The figures shown in this table are the full after-tax contribution of the preferred shares in XLFA, whether recorded as dividends (for the first and second quarters of 2005) or as equity in earnings (for the first and second quarters of 2004).  In the third quarter of 2004, the Company refined the method for estimating the carrying amount of this investment.  As a result, in the third quarter of 2004, the Company charged equity in earnings a pre-tax amount of $11.7 million and reduced its carrying value in this investment by that amount.

(6)                                  To resolve differing interpretations of contract language regarding the calculation of supplemental premiums, the Company negotiated a settlement with an asset-backed issuer under which FSA reversed $2.3 million of previously recorded pre-tax supplemental gross premiums ($1.9 million net of reinsurance).

(7)                                  In the second quarter of 2005, the Company reassumed a block of health care business from a reinsurer and recorded $1.0 million of previously ceded premiums.

(8)                                  A New York reinsurer transferred a block of FSA ceded business to its Bermuda affiliate. During the second quarter, in connection with this transfer, the Company negotiated a profit commission, of which the Company recorded $1.5 million before taxes, in other income, for the first half of 2005.

(9)                                  This item is excluded from operating earnings.

OPERATING EARNINGS.  The Company defines operating earnings (a non-GAAP measure) as net income before the effects of fair-value adjustments for FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under Statement of Financial Accounting Standards No. 133 (SFAS No. 133).  The Company views insured CDS risks as comparable to other insured risks.  CDS contracts are generally non-cancelable prior to maturity, and the Company does not expect to realize any gains or losses associated with CDS terminations.  In a typical CDS transaction, the Company, in exchange for an upfront or periodic premium, indemnifies the insured for economic losses related to specified reference obligations, primarily pools of corporate debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will disappear over the finite terms of the exposures, which are typically five to ten years at inception.

Second-quarter operating earnings of $87.3 million were higher than net income because they exclude negative fair-value adjustments totaling $11.8 million, net of taxes ($17.2 million pre-tax).  The fair-value adjustments primarily reflect a widening of market credit spreads.  The fair-value adjustments in the second quarter of 2004 were pre-tax gains totaling $4.9 million.

First-half operating earnings of $169.0 million were higher than net income because they exclude negative fair-value adjustments totaling $13.4 million, net of taxes ($19.8 million pre-tax).  The fair-value adjustments primarily reflect a widening of market credit spreads.  The fair-value adjustments in the first half of 2004 were pre-tax gains totaling $20.0 million.

As of June 30, 2005, the net balance sheet effect of insured CDS was an asset of $26.7 million.  The average remaining life of the related contracts was 3.0 years.  The asset is expected to amortize to zero as a charge to net income over the remaining life of existing contracts.

PREMIUMS. The following table reconciles gross premiums written, which captures all premiums collected in a period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Gross premiums written	$169.7	$236.1	$333.7	$425.6
Gross installment premiums received	(66.3)	(98.4)	(143.2)	(170.4)
Gross upfront premiums originated	103.4	137.7	190.5	255.2
PV estimated installment premiums originated	88.5	115.1	181.3	169.3
PV premiums originated	191.9	252.8	371.8	424.5

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net premiums written	$143.9	$166.6	$253.4	$283.1
Net premiums earned	96.3	101.7	191.1	193.9
Net premiums earned excluding effect of refundings and accelerations	80.7	87.2	166.2	171.6

For the second quarter, gross premiums written decreased 28.1%, and net premiums written decreased 13.6%, largely due to a decline in municipal originations, for which premiums are generally collected upfront.  Additionally, gross premiums written were reduced by a one-time return of supplemental premiums. For more information, see the “Noteworthy Items” table under “Analysis of Financial Results – Net Income” above.  For the first half of the year, gross premiums written decreased 21.6%, and net premiums written decreased 10.5%.

For the second quarter, net premiums earned totaled $96.3 million, a 5.4% decrease.  This includes $15.6 million of net premiums earned from refundings and accelerations, compared with $14.5 million in the second quarter of 2004.  Excluding premiums from refundings and accelerations, second-quarter net premiums earned decreased 7.5%, primarily reflecting a decline in asset-backed earned premiums, partially offset by growth in municipal earned premiums.

For the first half, net premiums earned decreased 1.4%.  This includes $24.9 million of net premiums earned from refundings and accelerations, compared with $22.3 million in the first half of 2004.  Excluding premiums from refundings and accelerations, first-half net premiums earned decreased 3.2%, with a decline in premiums from residential NIM securitizations partially offset by net growth in the rest of the business.  Residential NIM transactions generally have high premium rates and average lives of less than one year.

NET INTEREST MARGIN.  Net interest margin for the financial products segment was $9.5 million in the second quarter of 2005, compared with $3.6 million in the second quarter a year ago.  First-half net interest margin increased to $16.8 million from $8.9 million in last year’s first half.  The increases in net interest margin are due primarily to a larger book of GIC business.

INVESTMENT PORTFOLIO. Second-quarter net investment income was $50.4 million, an increase of 21.2%.  The increase primarily reflects higher invested balances in the investment portfolio and the inclusion of XLFA quarterly dividends of $2.3 million.  Through the third quarter of 2004, the investment in preferred shares of XLFA was recorded as equity in earnings of an unconsolidated affiliate.  It is now treated as part of the investment portfolio.

Second-quarter net realized losses, including amounts from refinanced transactions, were $0.1 million, compared with $2.9 million a year ago.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the second quarter was 10.3%, versus 9.6% a year ago.

EXPENSES AND RESERVES. For the second quarter, policy acquisition and other operating expenses increased to $40.1 million ($27.0 million after taxes) from $35.1 million ($23.1 million after taxes) in the previous year’s second quarter.  The Company recorded a $1.2 million lease termination fee related to its former headquarters, which it vacated in June.  Also, compensation expense increased because, as disclosed in the first quarter, an annual analysis of employee time allocated to new business production resulted in a lower rate of deferrals. Additionally, as a result of a new accounting interpretation, the Company for the first time charged to expense the put premium fee it pays for the right to issue preferred stock of FSA in connection with a standby capital facility.

The Company recorded losses and loss adjustment expenses incurred of $6.2 million ($4.3 million after taxes), compared with $7.7 million ($5.0 million after taxes) in the second quarter of 2004.  Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the second quarter, a net amount of $2.3 million was transferred from the non-specific reserve to case reserves, primarily reflecting adjustments to existing case reserves for certain CDO transactions.  Transfers between general and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At June 30, 2005, aggregate case and general reserves, net of reinsurance recoverables, totaled $155.3 million, compared with $144.5 million at December 31, 2004.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.  A more complete discussion of these non-GAAP measures appears in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the Securities and Exchange Commission.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated and PV originations.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below.  ABV consists of book value plus net deferred premium revenues and the estimated value of future contractual cash flows related to financial guaranty and financial products transactions in force as of the balance sheet date, less net deferred acquisition costs and fair-value adjustments for insured CDS.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information, which management uses in measuring performance and calculating a portion of employee compensation.  The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value.  Actual values may vary from the estimates.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(Dollars in millions)

	June 30, 2005	December 31, 2004
Shareholders’ Equity (Book Value) (1)	$2,672.6	$2,550.0

After-tax adjustments:
Plus net deferred premium revenues (net of taxes of $489.5 million and $467.7 million)	909.1	868.6
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $288.3 million and $267.8 million) (2)	535.4	497.3
Less net deferred acquisition costs (net of taxes of $116.7 million and $107.8 million)	216.8	200.3
Less fair-value adjustments for insured CDS (net of taxes of $8.7 million and $15.2 million)	18.0	31.4

Adjusted Book Value	$3,882.3	$3,684.2

(1)                                  Includes the effect of after-tax unrealized gains in the investment portfolio, which were $180.7 million at June 30, 2005 and $177.8 million at December 31, 2004.

(2)                                  The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate was 5.30% in 2005 and 5.62% in 2004.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(Dollars in thousands)

	June 30, 2005	December 31, 2004
Contingency Reserve	$1,004,063	$1,099,462
Capital and Surplus	1,361,833	1,181,421
Qualified Statutory Capital	2,365,896	2,280,883
Net Unearned Premium Reserve	1,719,641	1,649,230
Loss and Loss Adjustment Expenses	46,761	48,142
Policyholder Capital and Reserves	4,132,298	3,978,255
Net Present Value of Installment Premiums	783,322	727,340
Third-Party Capital Support (1)	550,000	525,000
Total Claims-Paying Resources (2)	$5,465,620	$5,230,595

Net Insurance in Force (principal & interest)	$474,159,852	$454,359,331
Capital Ratio (3)	200:1	199:1
Claims-Paying Ratio (4)	87:1	87:1

(1)                                  Standby line of credit facility and money market committed preferred trust securities.

(2)                                  Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios.  Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)                                  Capital ratio is net insurance in force divided by qualified statutory capital.

(4)                                  Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts

•                       statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                       expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                       changes in capital requirements or other criteria of securities rating agencies applicable to FSA

•                       competitive forces, including the conduct of other financial guaranty insurers

•                       changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients

•                       changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results

•                       an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio

•                       inadequacy of reserves established by the Company for losses and loss adjustment expenses

•                       disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures

•                       downgrade or default of one or more of FSA’s reinsurers

•                       the amount and nature of business opportunities that may be presented to the Company

•                       market conditions, including the credit quality and market pricing of securities issued

•                       capacity limitations that may impair investor appetite for FSA-insured obligations

•                       market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements

•                       prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA, and

•                       changes in the value or performance of strategic investments made by the Company.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group, a leading European banking group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30, 2005	June 30, 2004
ASSETS
Bonds at fair value (amortized cost of $3,863,970 and $3,662,584)	$4,109,795	$3,914,763
Equity securities at fair value (cost of $54,300 and $54,300)	54,300	54,300
Short-term investments	229,639	321,071
Variable interest entities’ bonds at fair value (amortized cost of $1,274,945 and $1,346,109)	1,274,130	1,346,355
Variable interest entities’ short-term investment portfolio	22,531	1,194
Financial products bond portfolio at fair value (amortized cost of $10,412,884 and $7,914,471)	10,438,133	7,925,072
Financial products bond portfolio pledged as collateral at fair value (amortized cost of $5,908)	—	5,913
Financial products short-term investment portfolio	193,736	268,125
Total investment portfolio	16,322,264	13,836,793
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $70,239 and $151,895)	70,565	157,036
Securitized loans	347,511	371,092
Other	167,928	224,908
Total assets acquired in refinancing transactions	586,004	753,036
Cash	19,239	14,353
Deferred acquisition costs	333,497	308,015
Prepaid reinsurance premiums	759,954	759,191
Investment in unconsolidated affiliates	51,227	49,645
Reinsurance recoverable on unpaid losses	34,231	35,419
Other assets	1,369,925	1,324,355
TOTAL ASSETS	$19,476,341	$17,080,807

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,158,470	$2,095,423
Losses and loss adjustment expenses	189,558	179,941
Guaranteed investment contracts and variable interest entities’ debt	12,848,847	10,734,357
Deferred federal income taxes	240,531	216,619
Notes payable	430,000	430,000
Accrued expenses, minority interest and other liabilities	936,303	874,510
TOTAL LIABILITIES AND MINORITY INTEREST	16,803,709	14,530,850
COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital — common	899,912	900,215
Accumulated other comprehensive income (net of deferred income taxes of $93,326 and $91,926)	180,654	177,796
Accumulated earnings	1,591,731	1,471,611
Deferred equity compensation	20,177	23,528
Less treasury stock at cost (254,736 and 297,276 shares held)	(20,177)	(23,528)
TOTAL SHAREHOLDERS’ EQUITY	2,672,632	2,549,957
TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$19,476,341	$17,080,807

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2005	2004	2005	2004
REVENUES
Net premiums written	$143,916	$166,581	$253,418	$283,075
Net premiums earned	$96,254	$101,719	$191,135	$193,929
Net investment income	50,404	41,554	99,850	82,631
Net realized gains (losses)	(34)	(2,916)	(1,129)	(2,421)
Net interest income from financial products and variable interest entities	88,567	45,973	167,079	86,997
Financial products net realized gains	38	—	129	119
Net realized and unrealized gains (losses) on derivative instruments	(19,680)	9,489	(21,704)	22,528
Income from assets acquired in refinancing transactions	7,705	407	14,722	608
Net realized gains from assets acquired in refinancing transactions	(151)	—	5,282	—
Other income	13,331	2,499	18,489	9,856
TOTAL REVENUES	236,434	198,725	473,853	394,247
EXPENSES
Losses and loss adjustment expenses	6,238	7,665	10,222	15,365
Interest expense	6,708	6,749	13,496	13,497
Policy acquisition costs	16,198	13,821	31,606	28,619
Net interest expense from financial products and variable interest entities	82,657	46,662	159,675	81,308
Other operating expenses	23,867	21,238	50,575	43,051
TOTAL EXPENSES	135,668	96,135	265,574	181,840
Minority interest	(1,838)	(5,285)	(4,242)	(9,888)
Equity in earnings of unconsolidated affiliates	(155)	10,833	1,581	15,719
INCOME BEFORE INCOME TAXES	98,773	108,138	205,618	218,238
Provision for income taxes	23,271	24,933	49,970	50,986
NET INCOME	75,502	83,205	155,648	167,252
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period	36,166	(83,021)	13,677	(55,832)
Less: reclassification adjustment for gains (losses) included in net income	8,002	(1,926)	10,819	(1,429)
Other comprehensive income (loss)	28,164	(81,095)	2,858	(54,403)
COMPREHENSIVE INCOME	$103,666	$2,110	$158,506	$112,849

See Notes to Financial Statements to be filed on Form 10-Q.